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                                                                     EXHIBIT 2.1


                         AGREEMENT OF PURCHASE AND SALE
                                  OAK VIEW MALL

                                 BY AND BETWEEN
                           OAK VIEW MALL CORPORATION,
                             A DELAWARE CORPORATION,
                                     SELLER
                                       AND
                              OAK VIEW MALL L.L.C.,
                      A DELAWARE LIMITED LIABILITY COMPANY,
                                    PURCHASER
                              DATED: JULY 27, 1999
                         AGREEMENT OF PURCHASE AND SALE
                                  Oak View Mall
                                 Omaha, Nebraska


      THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made and entered into this 27th day of July, 1999 by and between OAK VIEW MALL CORPORATION, a Delaware corporation ("Seller"), having an address of c/o Heitman Capital Management LLC, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601-6789, Attention:
Howard J. Edelman; facsimile number (312) 541-6738, and OAK VIEW MALL L.L.C., a Delaware limited liability company ("Purchaser"), having an address of c/o General Growth Properties, Inc., 110 North Wacker Drive, Chicago, Illinois 60606, Attention: Mr. Joel Bayer; facsimile number (312) 960-5475.

                                    RECITALS

      Seller is the owner of certain parcels of real estate in Omaha, Nebraska, legally described on Exhibit A attached hereto, and all buildings, improvements, fixtures and installations thereon (excluding, however, the buildings, improvements, fixtures and installations on the Outlot Property, as defined below, which are owned by the lessees thereof). Such parcels, buildings, improvements, fixtures and installations owned by Seller, together with any and all easements, rights-of-way, licenses and appurtenances thereto are hereinafter collectively referred to as the "Real Property." The Real Property contains approximately 399,000 leasable square feet and includes: (A) approximately 249,600 square feet of space for in-line mall stores, (B) a building leased for an approximately 149,400 square feet "Younkers" store, and (C) two parcels of land ground leased for a Village Inn restaurant and a Lone Star restaurant, respectively (the "Outlot Property"). The Real Property is part of an enclosed regional shopping mall, consisting of: (1) the Real Property and (2) the buildings


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and adjoining parking areas owned by third parties and currently operated as
"Dillard's," "JC Penney" and "Sears" stores, respectively (the operators thereof being hereinafter collectively referred to as the "Anchor Property Operators").

      Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      Definitions. As used in this Agreement, the following terms have the following meanings:

      Closing. The closing of the purchase and sale transaction contemplated herein.

      Closing Date. As agreed between Seller and Purchaser, but no later than September 14, 1999; provided, however, that Purchaser shall have the one-time right (the "Extension Right") to extend the Closing Date to a Monday, Tuesday, Wednesday or Thursday not later than September 28, 1999 by giving written notice to Seller of such extension not later than 10:00 a.m. (Chicago time) September 7, 1999 and by depositing with the Escrow Company or Seller , as the case may be, the Additional Earnest Money as described in Section 2.2 below.

      Due Diligence Period. The period commencing on July 6, 1999 and ending at 5:00 p.m. (Chicago time) on August 16, 1999.

      Earnest Money Note. Shall have the meaning set forth in Section 2.2 below.

      Escrow Company. Near North National Title Corporation, as agent for Chicago Title Insurance Company.

      Extension Right. Shall have the meaning set forth in the definition of "Closing Date" above.

      Intangible Personal Property. All logos, designs, tradenames, trademarks, service marks, copyrights and other intellectual property used by Seller in connection with the ownership and operation of the Property or any part thereof, and the goodwill of the business appurtenant thereto, excluding, however, the name of "Oak View Mall Corporation" when used alone or in conjunction with other names.


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      Property. Collectively, the Real Property, the Tangible Personal Property,
      the Intangible Personal Property, the Service Contracts and the Lease Documents (as hereinafter defined).

      Proposal. The form of a "Proposal" whether an "Existing Proposal" as defined in Section 5.8 herein or a "New Proposal" as defined in Section 15(a)(vi) hereof, which shall contain a description of the economic terms (including all Leasing Costs (as hereinafter defined)) of any proposed lease, amendment or cancellation along with any financial information on the tenant in Seller's possession.

      Service Contracts. All written: (i) service, maintenance, operating, repair, supply, purchase, consulting, professional service, advertising, promotion, public relations and other contracts and commitments (excluding the Leases, any recorded documents and agreements and any property management and leasing agreements) in any way relating to the Property or any part thereof which shall survive the Closing hereunder and (ii) equipment leases and all rights and options of Seller thereunder, including rights to renew or extend the term or purchase the leased equipment, relating to equipment or property located in or upon the Real Property or used in connection therewith which shall survive the Closing hereunder, in each case under (i) and (ii) above as identified on
      Schedule 2.

      Tangible Personal Property. Subject to the limitations set forth in
      Section 3.2(g) hereof, all machinery, equipment, fixtures, furnishings, plans, specifications, warranties and other tangible personal property and related equipment situated in or upon or used in connection with the operation or maintenance of the Real Property or any part thereof and all replacements, additions or accessories thereto between the date hereof and the Closing Date, including the items identified and described on Exhibit A of Exhibit J, but excluding: (i) personal property owned by the property manager or by tenants under the Leases, (ii) personal property demised by any equipment leases (if any) described on Schedule 2, and (iii) proprietary software (but including hard copies of all data, reports, statements and other information relating to the ownership, operation, maintenance or management of the Property, and including computer maintenance programs). A list of all such Tangible Personal Property is identified and described on Exhibit A of Exhibit J.

      Title Company. Near North National Title Corporation, as agent for Chicago Title Insurance Company.

      Sale; Purchase Price.

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      Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the Property.

      The total purchase price (hereinafter called the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be One Hundred Twelve Million and no/100 Dollars ($112,000,000.00). The Purchase Price shall be payable in the following manner:

         EARNEST MONEY. Purchaser shall, within two (2) business days after the full execution and delivery of this Agreement by Purchaser and Seller, deposit with the Escrow Company, as escrow agent, the amount (the "Initial Earnest Money") of Two Million and 00/100 Dollars ($2,000,000.00), and, in the event that Purchaser elects to exercise the Extension Right, Purchaser shall, concurrently with the delivery of the notice to Seller exercising such right, deposit with the Escrow Company the additional sum (the "Additional Earnest Money") of Ten Million and 00/100 Dollars ($10,000,000.00) (the Initial Earnest Money and, if applicable, the Additional Earnest Money being hereinafter collectively called the "Earnest Money"), which Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds (except as otherwise provided below). The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the Earnest Money Escrow Agreement in the form of Exhibit B attached hereto which the parties have executed simultaneously with this Agreement and subject to the terms of this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument with any interest accruing thereon to be paid or credited to Purchaser. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money and any interest thereon shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein. If this Agreement is terminated in accordance with the terms of this Agreement and Purchaser is entitled to the Earnest Money, the Earnest Money and all interest accrued thereon shall be immediately returned to Purchaser. Notwithstanding the foregoing, at Purchaser's option, in lieu of depositing with the Escrow Company cash for the Additional Earnest Money, Purchaser may deliver to Seller a promissory note from Purchaser's affiliate, General Growth Properties, Inc., in the form of Exhibit C attached hereto (the "Earnest Money Note"). In the event that Purchaser elects to deliver the Earnest Money Note instead of depositing cash, all references in this Agreement to the "Earnest Money" shall be deemed to include the Initial Earnest Money and the Earnest Money Note, except that (i) at Closing, the Earnest Money Note shall be returned to Purchaser and shall not be credited against the Purchase Price and (ii) in the event of Purchaser's default, Seller shall have the right to immediately collect the full amount of the Earnest Money Note and retain such amount, together with the Initial Earnest Money, as liquidated damages in


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accordance with the provisions of Section 17(b) below, and Purchaser agrees to assist Seller in effecting such collection.

         CASH BALANCE. Provided all conditions to Closing have either been satisfied or waived pursuant hereto, Purchaser shall pay the balance of the Purchase Price, subject to the prorations and credits described in Section 5 below, in cash (the "Cash Balance") by wire transfer of immediately available United States of America funds to the Title Company for payment to Seller, in accordance with the terms and conditions of this Agreement so that the funds are unconditionally available for immediate disbursement to the Seller no later than 12:00 noon (Chicago, Illinois time) on the Closing Date.

      Conditions Precedent. In the event any of the conditions set forth in Sections 3.2(b), 3.3, 3.4 or 3.5 below shall not have been fulfilled, accepted or deemed accepted or waived as provided herein on or before the applicable dates specified herein, Purchaser (or Seller, without respect to Section 3.5) shall have the right to terminate this Agreement by giving written notice thereof to Seller (or Purchaser, with respect to Section 3.5) on or before the respective dates specified herein, and thereupon all Earnest Money and all interest accrued thereon shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations (as hereinafter defined).

      Seller's Deliveries. Seller has delivered or made available to Purchaser complete copies of the following items pertaining to the Property which are in Seller's actual possession or in the possession of Seller's Property Manager:

         all leases, licenses, concessions, occupancy agreements, and amendments thereto encumbering the Property, all of which are listed on Schedule 1 (the "Lease Documents"), together with the reciprocal easement and operating agreement with the Anchor Property Operators, as amended and supplemented (the "REOA");

         all Service Contracts;

         year-to-date operating statement for the Property for the current year and year-end operating statements for the prior two (2) years;

         copies of the real estate tax bills for the current year and two (2) prior years;

         all existing environmental reports;

         the existing owner's title policy;


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         the existing survey (the "Existing Survey");

         existing plans and specifications;

         year-to-date sales reports for the Property for the current year and year-end sales reports for the prior two (2) years; and

         1999 budget.

      Seller shall provide to Purchaser any documents described in this Section
3.1 and first coming into Seller's possession or produced by Seller after the initial delivery and continue to provide the same during the pendency of this Agreement.

      In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller's agent(s) to Purchaser or Purchaser's agent(s). The foregoing provision shall survive termination of this Agreement.

         Due Diligence. Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time before the Closing Date to examine, inspect and investigate the Property as well as all other records and other documentation provided by Seller or located at the Property (collectively, "Due Diligence"). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 3.2 and Purchaser's conduct thereof shall be in strict compliance with its covenants and agreements contained herein.

              Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Property to conduct its Due Diligence not less than forty-eight (48) hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 3.2(f) hereof. At Seller's election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for conducting its Due Diligence. Purchaser shall use reasonable efforts to ensure that neither it nor any of its representatives interfere with the tenants or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Property as a result of its Due Diligence.

              Purchaser shall have until the expiration of the Due Diligence Period to conduct its Due Diligence and, in Purchaser's sole discretion, to determine whether the Property is acceptable to Purchaser. Purchaser may, for any or no reason, terminate this Agreement by giving written notice of


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termination to Seller on or before the expiration of the Due Diligence Period.
If Purchaser does not timely give notice of termination as aforesaid, Purchaser shall be deemed to have elected to purchase the Property in accordance with the terms and conditions of this Agreement, the condition precedent set forth in this Section 3.2(b) shall be deemed satisfied and this Agreement shall continue in full force and effect. In the event of such termination, the Earnest Money and all interest accrued thereon shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations. Without intending to limit the reasons or discretion given to Purchaser to terminate this Agreement pursuant to this
Section 3.2(b), Purchaser may terminate this Agreement before the end of the Due Diligence Period in accordance with this Section 3.2(b) in the event that Purchaser does not obtain its internal approvals from the requisite parties.

              Purchaser shall, at least thirty-one (31) days prior to the Closing Date, notify Seller in writing requesting termination of any or all of the Service Contracts, which are noted on Schedule 2 as being terminable upon thirty (30) days notice, that Purchaser does not elect to assume. If Purchaser does not timely give notice requesting termination of a Service Contract, Purchaser shall be deemed to have accepted the assumption of such Service Contract. Purchaser shall assume all other Service Contracts listed on Schedule
2. Seller shall assign to Purchaser all of its right, title and interest in and to all benefits under the Service Contracts assumed by Purchaser, including all income payable from and after the Closing Date under the Service Contract with Outdoor Systems Advertising. In the event Purchaser timely elects not to assume a Service Contract, Seller shall terminate such Service Contract prior to the Closing Date and pay all costs, fees and penalties in connection therewith.

              Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller for such testing, which consent shall not be unreasonably withheld, denied or delayed, except in connection with ground water testing, in which case Seller may withhold its consent in its sole and absolute discretion.

              Purchaser agrees and covenants with Seller that prior to the Closing Date Purchaser shall not disclose to any third party (other than affiliates, investors, lenders, employees, agents, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller's prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection


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with the transaction contemplated hereby. In the event that this Agreement is terminated, Purchaser agrees that all such information will be held in strict confidence for not less than three years, subject to any legal obligation to make such disclosure.

              Purchaser agrees to indemnify, protect, defend and hold Seller and its partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors and shareholders (the "Seller Indemnified Parties") harmless from and against any and all direct and actual (and excluding compensatory, punitive and consequential) liabilities, demands, actions, suits, losses, costs, damages, claims and expenses (including, without limitation reasonable attorneys' fees, court costs and litigation expenses) made, brought, sought or incurred by any of the Seller Indemnified Parties relating to any inspection activities of Purchaser (including activities of any of Purchaser's employees, consultants, contractors or other agents) directly or indirectly arising out of, caused (in whole or in part) by or in connection with the Property, including, without limitation, mechanics' liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith. In the event that the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) limits of not less than One Million and 00/100 Dollars ($1,000,000.00) for personal injury, including bodily injury and death, and property damage, (ii) such insurance shall name Oak View Mall Corporation, Heitman Capital Management LLC ("HCM") and Urban Retail Properties Co. and their respective trustees, beneficiaries, shareholders, members, employees, officers, and directors as additional insured parties and (iii) waiver of subrogation. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller.

              Purchaser acknowledges and agrees that it shall have no right to review, inspect or obtain any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or an affiliate of Seller in connection with (A) this Agreement (B) the transaction contemplated by this Agreement, (C) the acquisition of the Property by Seller (other than environmental reports, if any) or (D) any prior or current contemplated reorganization of Seller and certain affiliated funds (ii) communications between Seller and HCM, and (iii) appraisals, assessments or other valuations of the Property in the possession of Seller or HCM.


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              Prior to the Closing, Purchaser may initiate oral communications with any tenant regarding new leases, renegotiating current lease terms or renewal lease terms. In no event shall Seller be obligated for any assurances given to tenants by Purchaser regarding such communications and Purchaser shall indemnify and hold Seller harmless from same.

              Sections 3.2(e) and 3.2(f) and such other provisions in this Agreement designated as surviving termination shall survive any termination of this Agreement (collectively, the "Surviving Obligations").

         Title and Survey. Seller previously has, at Seller's sole cost and expense, delivered to Purchaser for Purchaser's review a commitment for a standard ALTA owner's title insurance policy, along with a copy of each instrument listed as an exception thereon (the "Title Commitment") on the Real Property issued by the Title Company and the Existing Survey. The standard ALTA form owners's title insurance policy insuring Purchaser or its permitted assignee as fee owner of the Real Property in the amount of the Purchase Price, endorsed as required under this Section 3.3 and subject only to the Permitted Exceptions (as hereinafter defined) is hereinafter referred to as the "Title Policy". Seller, at its sole cost and expense, shall deliver to Purchaser for Purchaser's review an update to the Existing Survey certified to Purchaser and the Title Company which shall comply with the most recent minimum standard detail requirements for ALTA/ACSM Land Surveys and contain Table A Optional Items 1, 2, 3, 4, 6, 7(a), 7(b)(1), 8, 9, 10, 11, 13, 14, 15 and 16 (the
"Updated Survey"). During the Due Diligence Period, Purchaser shall have the right to obtain, at Seller's cost and expense, those endorsements to the Title Commitment listed in Exhibit D attached hereto, to the extent the Title Company is willing to issue same. Purchaser shall have until the date which is seven (7) business days after receipt of the last to be delivered of the Title Commitment and Updated Survey (such date being referred to as the "Title Review Date") for examination of the Title Commitment and Updated Survey and the making of any objections thereto, said objections to be made in writing and delivered to Seller on or before the Title Review Date. If Purchaser shall fail to make any objections on or before the Title Review Date, Purchaser shall be deemed to have accepted all exceptions to the Title Commitment and the form and substance of the Updated Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included in the term "Permitted Exceptions" as used herein. If any objections to the Title Commitment or Updated Survey are made on or before the Title Review Date, then Seller shall have the right, but not the obligation (except as otherwise expressly described below), to cure (by removal, endorsement or otherwise) such objections on or before the Closing Date. If any such objections are not cured by Seller by the scheduled Closing Date, then Purchaser may as its only option, elect to either: (y) waive such objection(s) and consummate the transaction contemplated by this Agreement without adjustment to the Purchase Price other than a reduction equal to the amount of any cure for any objection Seller is required to cure


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pursuant to the immediately succeeding sentence if Seller fails to so cure any such objection; or (z) terminate this Agreement, in which event the Earnest Money and all interest accrued thereon shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the Surviving Obligations. Notwithstanding the foregoing, Seller, at its cost, shall be obligated to cure or otherwise remove by Closing all mortgages, deeds of trust, judgment liens, mechanics' and materialmens' liens and other liens and encumbrances of a definite amount against the Property and which were created by Seller for Seller's account (other than liens for taxes and assessments which are not delinquent) and shall bond over any such liens created by tenant(s) whether or not Purchaser objects thereto. With respect to any such liens created by tenants of the Property, Seller shall enforce its lease provisions against such tenant (s) and either require such tenant(s) to cure (i.e., satisfy such liens) or provide whatever coverage is necessary to the Title Company to insure over such liens. It is hereby understood and agreed by the parties that with respect to the foregoing tenant liens, after the Closing, Seller shall retain all rights and remedies (with the exception of eviction proceedings or the termination of such lease) to enforce the terms of the applicable lease in connection with same.

         Tenant and Anchor Estoppels. Seller shall have delivered to Purchaser, no later than seven (7) days prior to the Closing Date, (i) estoppel certificates from Sears, Dillard's, J.C. Penney and Younker's , substantially in the form of Exhibit E attached hereto with respect to Sears, Dillard's and J.C. Penney, and substantially in the form of Exhibit F attached hereto with respect to Younker's, or in the form of estoppel customarily given by such third parties (the "Anchor Estoppels") and (ii) estoppel certificates, in the form of Exhibit G attached hereto or in the form of estoppel required under such tenant's lease, from a sufficient number of tenants such that there are executed estoppels representing at least seventy-five percent (75%) of the square footage of the Property currently leased to tenants (excluding Younkers, but including the ground lessees of the buildings on the Outlot Property), and without material modification (the "Tenant Estoppels"). The Tenant Estoppels and Anchor Estoppels shall be collectively referred to as the "Necessary Estoppels." For purposes of the foregoing, a tenant shall not be considered leasing the Property if the term of its lease is month-to-month or expires within six (6) months after the Closing Date, or is occupying the Property under a specialty license agreement. It is hereby understood and agreed that in order for a Tenant Estoppel to be acceptable to Purchaser, the Tenant Estoppel must not be in material conflict with the information contained in each of the Tenant Estoppels prepared by Seller and approved by Purchaser (it being understood that Purchaser shall have two (2) business days to approve of the Tenant Estoppels after receipt therefrom by Seller) and must not specify any material defaults of Seller, as landlord. Notwithstanding the preceding sentence, the Tenant Estoppel shall nevertheless be deemed acceptable if the only conflict with the information contained therein is that the Tenant Estoppel does not include the proposed "SNDA language" (i.e. the language specifically intended to benefit a proposed lender financing the

Property). Seller shall not be in default under this Agreement or have any liability to Purchaser if Seller is unable to obtain any of the Necessary Estoppels. In the event the Necessary Estoppels are not delivered as provided in this Section 3.4, Purchaser shall have the right to terminate this Agreement in accordance with the provisions of this Section by written notice given not less than 2 business days prior to the Closing Date, in which event all Earnest Money and all interest accrued thereon shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations.

         Transaction Approval. The obligations of Seller under this Agreement are contingent upon the approval of this Agreement by its Investment Committee. Not later than the last day of the Due Diligence Period, Seller shall deliver written notice of such approval or disapproval to Purchaser. If no such notice is delivered, then Seller shall be deemed to have disapproved this Agreement.

      Closing; Conditions; Deliveries.

         Time, Place and Manner of Closing. The Closing shall be held on the Closing Date in the offices of the Title Company or at any location mutually acceptable to the parties.

         Condition to Parties' Obligation to Close. In addition to all other conditions set forth in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

              The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

              As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing by such other party have been tendered;

              As of the Closing Date, there shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby; and

              At the Closing, Purchaser shall have received the Title Policy or an initialed mark-up of the Title Commitment in the form described in Section 4.3(d) below.

         Deliveries. On the Closing Date, each party shall execute and deliver to the other and/or the Escrow Company the following documents:

              Seller shall deliver to Purchaser and/or the Escrow Company:

                   a special warranty deed (the "Deed") to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit I attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions;

                   a bill of sale duly executed by Seller and in substantially the same form as set forth in Exhibit J attached hereto, conveying to Purchaser title to the Personal Property (as defined therein);

                   an assignment to Purchaser of the Lease Documents duly executed by Seller and in substantially the same form as set forth in Exhibit K attached hereto, together with an assignment of leases in recordable form with respect to those Lease Documents which are of record, duly executed and acknowledged by Seller;

                   an assignment duly executed by Seller and in substantially the same form as set forth in Exhibit L attached hereto whereby Seller assigns to Purchaser (a) the Service Contracts, (b) other third party construction, leasing or other agreements, the obligation under which are to be assumed by Purchaser pursuant to Section 5.8 or other applicable provisions hereof, and (c) all licenses and permits affecting the Property (to the extent freely assignable);

                   an assignment duly executed by Seller and in substantially the same form as set forth in Exhibit H attached hereto whereby Seller assigns to Purchaser the REOA and any agreements with the owners of the outlots currently occupied by Chili's, Applebee's, Blockbuster and Clarkson Medical Group (the "Outlot Owners");

                   a non-foreign transferor certification pursuant to Section 1445 of the Internal Revenue Code and any similar provisions of applicable state law, in substantially the same form as set forth on Exhibit M attached hereto (the "Affidavit");

                   a certified resolution of Seller certifying that Seller has the legal power, right and authority to consummate the sale of the Property and indicating the names of persons with authority to sign on behalf of Seller;

                   originals of the Lease Documents, Service Contracts and keys to the Property;

                   all documents reasonably requested by the Title Company in order to enable Purchaser to obtain requested endorsements to the Title Policy, including, without limitation, such instruments as shall be required by the Title Company to insure title to the Property but only provided that such documents do not expose Seller to any expense or liability not already expressly provided in this Agreement;

                   evidence of termination of all Service Contracts requested to be terminated by Purchaser pursuant to Section 3.2(c) hereof, including, without limitation, the property management agreement with Urban Retail Properties Co.;

                   an affidavit (but not an indemnity) satisfactory to the Title Company sufficient to cause the removal of any exceptions from any title policy to be issued to Purchaser for unfiled mechanics' and materialmens' liens and rights of parties in possession other than tenants;

                   a written certificate executed on behalf of Seller and addressed to Purchaser to the effect that all of the representations and warranties of Seller herein contained in Section 6 are true and correct in all material respects as of the Closing Date (as the same may have been updated as provided in said Section 6); and

                   a personal undertaking regarding gap coverage.

              Purchaser shall deliver to Seller or the Escrow Company:

                   the Cash Balance, by wire transfer, as provided in Section
2.2 hereof;

                   an assumption duly executed by the Purchaser of the assignments described in Sections 4.3(a)(iii), (iv) and (v); and

                   a certified resolution of Purchaser certifying that Purchaser has the legal power, right and authority to consummate the purchase of the Property.

              Seller and Purchaser shall jointly deliver to the Escrow Company:

                   A closing statement;

                   All transfer declarations or similar documentation required by law;

                   Letters to the tenants of the Property in the form of Exhibit N attached hereto; and letters to the Anchor Property Operators in the form of Exhibit N-1 attached hereto; and

                   Notices in substantially the form of Exhibit O attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement, together with other notices, in form reasonably acceptable to the parties hereto, to third parties under other agreements being assigned pursuant to this Agreement.

              The Escrow Company shall deliver to Purchaser the Title Policy or an initialed mark-up of the Title Commitment, extending the effective date to the Closing Date, insuring Purchaser as owner of the Real Property, and removing all exceptions other than Permitted Exceptions.

         Permitted Termination. So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date, or such earlier date required hereunder, and the Earnest Money and all interest accrued thereon shall thereupon be immediately returned to Purchaser, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

      Prorations. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the "Proration Date") in the manner hereinafter set forth:

         Purchaser shall be credited with: (i) the amount of (A) all rents and
(B) all expense contributions, real estate tax contributions, and other reimbursements from tenants, Anchor Property Operators and Outlot Owners ("Third Party Contributions") received by Seller and attributable to any month commencing after the Closing Date; (ii) all unapplied cash security deposits held by Seller and which were made by tenants under all leases of the Real Property in effect as of the Closing Date; and (iii) all prepaid security deposits for leases whose terms have not commenced as of the Closing Date.

         All rents and Third Party Contributions for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments of rental or other obligations due but not paid as of the Proration Date. At the time of the final calculation and collection from tenants, Anchor Property Operators and Outlot Owners of Third Party Contributions for 1999, whether in the nature of a reconciliation payment or full payment, in arrears, there shall be a reproration between Purchaser and Seller as to the Third Party Contributions. Such reproration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Seller and Purchaser on the basis of the relative share of actual expenses in question incurred by Seller and Purchaser during the calendar year in question. Purchaser agrees to prepare the calendar year 1999 reconciliation for expenses for the Property pursuant to the terms and conditions hereof. Seller covenants to provide Purchaser with any information necessary to finalize such calculation. Purchaser covenants to promptly bill tenants for amounts due from tenants attributable to periods prior to Closing and diligently pursue collections from tenants for a period of six
(6) months after such billing, and, as collected to timely deliver to Seller reproration amounts due Seller within fifteen (15) days after the end of each month in which Purchaser receives such money.

         Percentage rent shall be prorated between Purchaser and Seller by utilizing the percentage rent payable for such lease year based upon the actual days of ownership of the Property. There shall be no adjustment for percentage rent payments until after the receipt of any percentage rent payments made by the respective tenants, and only after completion of the applicable lease year for each tenant.

         Any amounts received from tenants, Anchor Property Operators and Outlot Owners after Closing shall be applied on a case by case basis in the following order: (i) first on account of any amount then due and payable to Purchaser from such tenant(s), Anchor Property Operator(s) and/or Outlot Owner(s); (ii) next, on account of any amount due Seller from such tenant(s), Anchor Property Operator(s) and/or Outlot Owner(s) for the period up to and including the Proration Date and (iii) finally, any balance then remaining to Purchaser. Seller retains the right to pursue its remedies against tenants, Anchor Property Operators and Outlot Owners after Closing for any delinquent payments or other amounts owed to Seller, except for actions or proceedings affecting possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such delinquent amounts have not been collected by Purchaser and paid to Seller within three (3) months after the Closing Date. Any money due to Seller shall be remitted to Seller within fifteen (15) days after the end of each month in which Purchaser receives such money. Any amounts received by Seller after the Closing Date for any period after the Proration Date shall be remitted to Purchaser within fifteen (15) days after the end of the month following first receipt of such amounts.

         Operating expenses, including, without limitation, permits, licenses, membership dues, and any other prepaid expenses, shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates.

         Real estate taxes due and payable in the year in which the closing occurs (based on delinquency dates) shall be prorated between Seller and Purchaser based upon the actual days of ownership of the parties for the year in which Closing occurs (i.e. the taxes to be prorated are those set forth in the tax bill issued in December, 1998 and delinquent after April and August, 1999).

         Except for utilities billed directly to tenants, utilities shall be prorated as of the Proration Date based upon estimates using the prior month's actual invoices.

         Purchaser shall be responsible for and pay for all "Leasing Costs" which shall include: (a) the cost of all tenant improvements, (b) all leasing commissions, (c) all space planning costs, (d) all legal costs, and (e) any and all concessions, that are due and payable as a result of leases made pursuant to any New Proposal which Purchaser approved, or is deemed to have approved as provided in Section 15 of this Agreement. Although Purchaser has approved the existing leasing proposals listed on Schedule 4 attached hereto (the "Existing Proposals"), Purchaser shall not be obligated to pay any Leasing Costs that may be due and payable as a result of the Existing Proposals. In the event Purchaser hereafter approves a New Proposal regarding a termination of the lease with Footaction, then Purchaser shall be entitled to any termination fee payable under such New Proposal.

         All insurance policies and property management agreements shall be terminated, at Seller's sole cost and expense, as of the Closing Date and there shall be no proration with respect to these items.

All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. Seller and Purchaser intend that credits and charges with respect to all proration items for all days preceding the Proration Date shall be allocated to Seller, and credits and charges with respect to such items for all days including and after the Proration Date shall be allocated to Purchaser. Seller and Purchaser hereby agree that any adjustments, apportionments and payments otherwise required to be made as of the Proration Date may to the extent necessary or desirable be estimated by Purchaser and Seller based on the most recent available data, and, as soon as practicable and if necessary from time to time after the Closing Date, additional adjustment, apportionments and payments shall be made to adjust for any differences between the actual apportionment or adjustment and the amount thereof estimated as of the Proration Date. Any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery. All reconciliations shall be completed no later than September 30, 2000, and Purchaser agrees to complete all annual reconciliations and send out bills therefor within 120 days after the end of the applicable billing period. In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred and eighty days after the end of the current calendar year except for Third Party Contributions and percentage rent not yet collected. Purchaser shall indemnify and hold Seller harmless from and against any and all liabilities, losses, damages, claims and costs (including reasonable attorneys' fees, court costs and litigation expenses) (i) in connection with Purchaser's assumption of responsibility for the Leasing Costs as provided in Section 5.8 herein, including but not limited to any and all obligations under third party contracts assumed by Purchaser as provided by Sections 4.3 (b)(ii) hereof; and (ii) for which Purchaser received credits pursuant to this Section 5. The indemnity set forth in the immediately preceding sentence and the covenants contained in this
Section 5 shall survive Closing.

      Seller's Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants as follows:

         Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

         Requisite Action. Except as otherwise contemplated under Section 3.5 above, all requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. Except as otherwise contemplated under Section 3.5 above, no consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

         Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

         Validity. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

         Conflicts. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, the consummation of the transactions herein contemplated or referenced herein conflicts with or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

         Leases. attached hereto as Schedule 1 (the "Lease Schedule") is a true, correct and complete list of all leases, licenses and other agreements to occupy any portion of the Real Property, together with all amendments thereof and supplements thereto, which shall be updated by Seller prior to Closing, if necessary, including the addition thereto of any such agreements executed after the date of this Agreement through the Closing Date (all such items, together with such leases that Seller may enter into after the date hereof in accordance with Section 15(b) hereof, if any, are collectively referred to herein as the "Leases"), and there are no tenants, persons or entities occupying space in the Property other than pursuant to the Leases (except for any subleases or concession agreements not disclosed to Seller);

              the copies of the Leases delivered by Seller to Purchaser pursuant to Section 3.1 hereof constitute all of the Leases relating to the Property as of the date hereof and are complete in all material respects; and

              Except for commissions for which Purchaser is responsible pursuant to Section 5.8 hereof, there are no leasing commissions or other commissions presently due and unpaid with respect to any Lease (or if there are any, they shall be paid in full prior to Closing).

         Service Contracts. Attached hereto as Schedule 2 is a complete and accurate list of the Service Contracts, as of the date of this Agreement which shall be updated by Seller prior to Closing, if necessary including the addition thereto of any such agreements executed after the date of this Agreement through the Closing Date. A true and complete copy of each Service Contract, together with any amendments or supplements thereto, has been delivered or made available to Purchaser. Such documents constitute the entire agreement between Seller and each party to the Service Contracts.

         Notices. Seller has not received any written notice that the Property, and all present uses and operation thereof, are in violation of any applicable federal, state or local laws, rules, codes or regulations, including, without limitation, any applicable zoning or land-use laws.

         Litigation. Except as set forth on Schedule 3, no litigation, action or proceeding is pending, nor to the best of the Seller's knowledge has been filed, or threatened in writing, affecting the Property or Seller's ability to consummate the transaction contemplated by this Agreement. Schedule 3 shall be updated by Seller prior to Closing, if necessary.

         Employees. Seller has no employees. Any individuals retained by Seller's property manager for various projects at the Property are deemed employees of Seller's property manager.

         Condemnation. There are no pending, or to Seller's knowledge, threatened condemnation proceedings affecting the Property.

         Environmental Condition. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release (other than as permitted by law) of Hazardous Materials on or from the Property except as disclosed in the environmental reports, studies and other information relating to the environmental condition of the Property delivered by Seller to Purchaser or made available for Purchaser's review. Neither Seller nor Seller's agents have received any written notice from a governmental agency that Seller or the Property is not in compliance with any Environmental Laws. The term "Environmental Laws" means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials in effect as of the date of this Agreement. "HAZARDOUS MATERIALS" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials.

         Tax Proceedings. No application or proceeding is pending with respect to a reduction or an increase of real estate taxes for the Property that has been filed by or on behalf of Seller. There are no tax refund proceedings relating to the Property which are currently pending that have been filed by or on behalf of Seller.

         REOA and Outlot Documents. Schedule 5 attached hereto lists all of the documents comprising the REOA. There are no unrecorded agreements between Seller and the Outlot Owners. The copies of such documents delivered by Seller to Purchaser constitute all of such documents relating to the Property as of the date hereof and are complete in all material respects.

         Indemnity. Seller shall indemnify, defend and hold Purchaser and Purchaser's shareholders, officers, directors, members, partners, employees, representatives, and agents, and their respective successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Purchaser (or the Property) directly or indirectly arising out of or in connection with (a) any breach of the warranties, representations and covenants set forth in this Section 6, (b) the breach or non-fulfillment by Seller of any of the covenants or agreements of Seller under this Agreement (c) claims made by any tenant under the Lease Documents, any Anchor Property Operators under the REOA, any Outlot Owner under its agreement with the owner of the Property or by any party under those Service Contracts assigned to Purchaser, that relate to any actions or events first occurring, or obligations first accruing, prior to the Closing Date, or (d) any event, occurrence or accident at any time prior to the Closing Date relating to the Property. The warranties and representations set forth in this Section 6 shall be deemed remade as of Closing and updated if necessary, and said warranties and representations as so remade and updated, and the indemnity obligation set forth herein shall survive Closing, provided that any claim by Purchaser based upon a misrepresentation or breach of any warranty or representation or indemnity obligation under this Section 6 shall be deemed waived unless Purchaser has delivered to Seller written notice of such claim prior to the date which is one year after the Closing Date, and (ii) filed suit within four (4) months after delivery to Seller of any such notice of claim.

As used in this Section 6, the term "to Seller's knowledge" "actual knowledge" or "best of Sellers knowledge" or words of similar import (i) shall mean and apply to the actual knowledge of Larry Glickman, Howard J. Edelman and Elizabeth Asbjornson, and not to any other parties, (ii) shall mean the actual knowledge of such individuals, without any investigation or inquiry of any kind, and (iii) shall not mean such individuals are charged with knowledge of the acts, omissions and/or knowledge of Seller's agents or employees.

      Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (the "Representations") which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder if any one or more of Joel Bayer and Tad Wefel (collectively, "Purchaser's Representatives") had actual knowledge of such breach by Seller (including, without limitation, actual knowledge gained by any of Purchaser's Representatives in the course of Purchaser's Due Diligence as to a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate) at Closing where Purchaser elects to proceed to close the transaction contemplated by this Agreement, and Purchaser shall not otherwise have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby, but Purchaser's sole right shall be to terminate this Agreement in which event, the Earnest Money and all interest accrued thereon shall be returned to Purchaser. Purchaser covenants that Purchaser's

Representatives shall make due inquiry of all individuals and agents of Purchaser reviewing the deliveries set forth in Section 3.1 hereof and conducting the Due Diligence.

      Purchase As-Is. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING
(A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; (I) WHETHER THE PROPERTY IS YEAR 2000 COMPLIANT; OR (J) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 6 OF THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER

BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 6 OF THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

      Purchaser's Representations, Warranties and Covenants. Purchaser hereby represents, warrants and covenants as follows:

         Power. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

         Requisite Action. Except as otherwise contemplated under Section 3.2(b), all requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. Except as otherwise contemplated under Section 3.2(b), no consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained or shall not be obtained prior to the Closing Date to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

         Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

         Validity. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

         Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

         Litigation. There is no action, suit or proceeding pending or, to the best of Purchaser's knowledge, threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

         Indemnity. Purchaser shall indemnify, protect and hold the Seller Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with (a) any breach of the warranties, representations and covenants set forth in this Section 8; (b) claims made by any tenant under the Lease Documents, any Anchor Property Operators under the REOA, any Outlot Owner under its agreement with the owner of the Property or by any party under those Service Contracts assigned to Purchaser, that relate to any actions or events first occurring, or obligations first accruing, on or subsequent to the Closing Date;
(c) the breach or non-fulfillment by Purchaser of any of the covenants or agreements of Purchaser under this Agreement or the documents delivered in connection with this Agreement; or (d) any event, occurrence or accident at any time subsequent to the Closing Date relating to the Property. The warranties, representations and indemnities set forth in this Section 8 shall be deemed remade as of Closing and shall survive Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall be deemed waived unless Seller has given Purchaser written notice of any such claim prior to the date which is one year from the Closing Date.

      Closing Costs. Seller shall pay the following expenses: (i) the costs to obtain a standard ALTA owner's title insurance policy with the endorsements described in Exhibit D; (ii) the costs to obtain the Existing and Updated Surveys; (iii) 50% of all closing escrow fees, including "New York Style" closing fees for the transaction described herein; (iv) all recording fees for releasing mortgages and other security instruments to clear title; (v) Seller's legal fees and expenses; (vi) all transfer taxes; and (vii) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property. Purchaser shall pay the following expenses: (a) the costs for any title reinsurance; (b) the costs to obtain any modifications to the Updated Survey; (c) 50% of all closing escrow fees, including "New York Style" closing fees for the transaction described herein; (d) the fee for the recording of the Deed; (e) all costs and expenses associated with Purchaser's financing, if any;
(f) all recording fees for the deed and Purchaser's mortgage and other security instruments; and (g) Purchaser's legal fees and expenses. The provisions of this
Section 9 shall survive Closing or any termination of this Agreement.

      Commissions. Seller shall be solely responsible for the payment of any commission owing to Eastdil Realty Company, L.L.C. with respect to the purchase and sale transaction described herein. Seller and Purchaser each warrant and represent to the other that (other than Eastdil Realty Company, L.L.C.) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify and hold the other harmless against any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this Section 10 shall survive Closing or any termination of this Agreement.

      New York Style Closing. It is contemplated that the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the Title Policy or marked-up title commitment described in Section 4.3(d) and the payment of the Purchase Price. Seller and Purchaser agree that disbursement of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of the Deed, but rather, upon the issuance of an irrevocable commitment by the Title Company to issue the Title Policy. Seller and Purchaser shall each provide any undertaking to the Title Company necessary to accommodate the New York Style Closing.

      Attorneys' Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney's fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor.

      Notice. All notices, demands, deliveries and communications (a "Notice") under this Agreement shall be delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested, (ii) nationally recognized overnight carrier, (iii) facsimile with original Notice sent via overnight delivery, or (iv) reputable personal messenger delivery service, addressed, in each case, to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given (w) three business days after being mailed as provided in clause (i) above, (x) one business day after delivery to the overnight carrier as provided in clause (ii) above, (y) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 pm (Chicago, Illinois time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iii) above or (z) the day of delivery, if sent by personal delivery services as provided in clause (iv) above.

      Notices to Seller copy to:         Schwartz, Cooper, Greenberger & Krauss
                                         180 N. LaSalle Street
                                         Suite 2700
                                         Chicago, Illinois 60601
                                         ATTN:  David B. Berzon, Esq.
                                         facsimile no. (312) 782-8416

      Notices to Purchaser copy to:      Neal, Gerber & Eisenberg
                                         Two North LaSalle Street
                                         21st Floor
                                         Chicago, Illinois  60602
                                         ATTN:  Reuben C. Warshawsky, Esq.
                                         facsimile no. (312) 269-1747

      Fire or Other Casualty; Condemnation.

         If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of Five Hundred Thousand and no/100 Dollars ($500,000.00) to repair (as determined by an insurance adjuster selected by the insurance carriers), Purchaser may terminate this Agreement by written notice to Seller given on or before the earlier of (i) twenty (20) days following such casualty or (ii) the Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not elect to terminate this Agreement or the cost of repair is determined by said adjuster to be less than Five Hundred Thousand and no/100 Dollars ($500,000.00) then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such fire or casualty remaining after reimbursement to Seller for the total amount of all costs and expenses incurred by Seller in connection therewith including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements. Seller shall pay to Purchaser the amount of the deductible of any of Seller's applicable insurance policies.

         If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before the earlier of (i) twenty (20) days after such taking or (ii) the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate or if the taking is not material, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest in and to all condemnation awards paid or payable to Seller.

      Operations After Date of This Agreement. Seller covenants and agrees with Purchaser that:

         after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein):

              Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances, or other interests which will survive Closing or permitting any changes to the zoning classification of the Land;

              Refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof);

              Continue to operate, maintain, and repair the Property in a manner consistent with Seller's current practices;

              Comply with all of the material terms of the Lease Documents;

              Refrain from offering the Property for sale or joint-venture or negotiating or acting upon any offers, or applying for any financing of the same; and

              Deliver to Purchaser copies of all Lease Documents entered into after the date hereof and copies of all Proposals entered into after this date (the "New Proposals").

         after the date hereof through the Closing, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (except where such consent is deemed granted as provided in this Agreement) (i) amend or modify any Lease Documents, the REOA or Service Contracts (except as otherwise permitted hereunder) or enter into any extensions or expansions thereunder; provided, however, that Seller shall be permitted to enter into, and Purchaser shall be deemed to have approved and consented to, and to have agreed to pay any Leasing Costs associated with, any lease agreement or amendment that is required pursuant to an existing Lease or memorializes the exercise of an existing right or option under an existing Lease; (ii) cancel any of such Lease Documents, the REOA or Service Contracts, or (iii) execute any new leases, operating agreements or service contracts (except as otherwise permitted hereunder). Purchaser shall have five (5) business days from its receipt of any New Proposal to notify Seller in writing of its approval or rejection of any such New Proposal. If no such notice is received by Seller within such period then Purchaser shall be deemed to have approved any such New Proposal. Seller shall have the right to execute lease documents evidencing an Existing Proposal or a New Proposal approved or deemed approved by Purchaser as provided in this Agreement provided Seller's standard lease form is utilized without material modifications.

      Assignment. Purchaser shall not assign this Agreement without Seller's prior written consent which consent may be withheld for any reason or no reason; provided, however, that Purchaser shall have the right to assign this Agreement without Seller's consent to an affiliate of Seller provided that the conditions set forth in clauses (i) and (ii) below are satisfied in advance of such assignment. Subject to the previous sentence, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns. Sellerys consent to any such assignment shall be conditioned upon Seller's receipt of the following not less than five (5) business days prior to the Closing Date: (i) a duly executed express assumption of all of the duties and obligations of Purchaser by the proposed assignee in a form acceptable to Seller, and (ii) an ERISA certificate, in the form of Exhibit H attached hereto and the content of which is satisfactory to Seller.

      Remedies.

         IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT AND SUCH FAILURE IS NOT A RESULT OF PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, IN THE CASE WHERE SUCH FAILURE IS BASED UPON A BREACH BY SELLER ("SELLER'S DEFAULT"), SHALL ONLY BE ENTITLED TO SEEK AT ITS ELECTION, EITHER: (A) THE REMEDY OF SPECIFIC PERFORMANCE IN WHICH EVENT PURCHASER SHALL BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY, OR (B) TERMINATION OF THIS AGREEMENT AND ACTUAL, DIRECT DAMAGES IN AN AMOUNT NOT TO

EXCEED $2,000,000 IN THE AGGREGATE FOR ALL RECOURSE OF PURCHASER UNDER THE PURCHASE DOCUMENTS (AS DEFINED IN SECTION 19 HEREOF) IN ADDITION TO THE RETURN TO PURCHASER OF THE EARNEST MONEY, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT PURCHASER'S RIGHTS TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES.

              PURCHASER SHALL (A) NOTIFY SELLER OF ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE ON OR BEFORE THE DATE WHICH IS FORTY FIVE (45) DAYS AFTER THE DATE OF A SELLER'S DEFAULT AND (B) INSTITUTE PROCEEDINGS SEEKING SUCH REMEDY ON OR BEFORE THE DATE WHICH IS SIXTY (60) DAYS AFTER THE DATE OF PURCHASER'S NOTICE.

              PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE IF PURCHASER DOES NOT (x) NOTIFY SELLER OF SUCH ELECTION AS PROVIDED IN SECTION 17(a)(ii) (A) HEREINABOVE , OR (y) INSTITUTE PROCEEDINGS, SEEKING SUCH REMEDY AS PROVIDED IN SECTION 17(a)(ii)(B) HEREINABOVE.

         IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHT TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS
SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY.

      SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED

DAMAGES PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER:                                   PURCHASER:

OAK VIEW MALL CORPORATION,                OAK VIEW MALL L.L.C.,
a Delaware corporation                    a Delaware limited liability company

By: ______________________________        By:  GENERAL GROWTH OAK VIEW
    Howard J. Edelman, Vice President          MALL, INC.,a Delaware
                                               corporation, a member

                                               By:
                                               _________________________________
                                               Name:
                                               _________________________________
                                               Title:
                                               _________________________________

                                          By:  GGP LIMITED PARTNERSHIP,
                                               a Delaware limited partnership,
                                               a member

                                               By:  GENERAL GROWTH
                                                    PROPERTIES, INC.,
                                                    a Delaware corporation,
                                                    its general partner

                                                    By:
                                                    ____________________________
                                                    Name:
                                                    ____________________________
                                                    Title:
                                                    ____________________________




      Miscellaneous.

         Entire Agreement. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

         Time. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national, in the State of Illinois or the state in which the Property is located) such that the obligation hereby can not be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

         Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF ILLINOIS AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

         Publicity. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction.

         Recordation. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

         Benefit. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnities granted by Purchaser in this Agreement and in the Purchase Documents (as defined in Section 19) with respect to the Indemnified Parties listed therein, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

         Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

         Further Assurances. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

         Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

         Waiver of Trial by Jury. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

         Independent Counsel. Purchaser and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

         Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

         No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

         Discharge and Survival. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder, except the obligations hereunder that expressly survive Closing. No action shall be commenced after the Closing on any covenant or obligation, except the obligations hereunder that expressly survive Closing.

      Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed or to be executed in connection herewith (collectively, including this Agreement, said exhibits and any such document, the "Purchase Documents"), it is expressly understood and agreed by and between the parties hereto that from and after the Closing: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "Seller's Undertakings") shall (x) be deemed waived unless Purchaser has delivered to Seller written notice that Purchaser is seeking recourse under Seller's Undertakings after the Closing Date but prior to the date that is one year after the Closing Date and Purchaser has filed suit with respect to same within sixteen (16) months after the Closing Date, and (y) be limited to an amount not to exceed $2,000,000 in the aggregate of all recourse of Purchaser under the Purchase Documents; and (ii) no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller or HCM, or against any of their respective shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Seller.

      Exculpation of Purchaser and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any of the other Purchase Documents, it is expressly understood and agreed by and between the parties hereto that from and after the Closing: (i) the recourse of Seller against Purchaser with respect to the alleged breach by or on the part of Purchaser of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "Purchaser's Undertakings") shall (x) be deemed waived unless Seller has delivered to Purchaser written notice that Seller is seeking recourse under Purchaser's Undertakings after the Closing Date but prior to the date that is one year after the Closing Date and Seller has filed suit with respect to same within sixteen (16) months after the Closing Date, and (y) be limited to an amount not to exceed $2,000,000 in the aggregate of all recourse of Seller under the Purchase Documents; and (ii) no personal liability or personal responsibility of any sort with respect to any of Purchaser's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against,

Purchaser or against any of its members or their respective shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Purchaser; provided, however, that the foregoing exculpation shall not apply with respect to breaches by Purchaser of its representations and warranties contained in Sections 8.1, 8.2, 8.3 and 8.4 hereof, for which Purchaser shall remain fully liable without limitation.

      IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.

SELLER:                                   PURCHASER:

OAK VIEW MALL CORPORATION,                OAK VIEW MALL L.L.C.,
a Delaware corporation                    a Delaware limited liability company

By: /s/ HOWARD J. EDELMAN                 By: GENERAL GROWTH OAK VIEW
    ---------------------------------         MALL, INC.,a Delaware
    Howard J. Edelman, Vice President         corporation, a member

                                              By: /s/ JOHN BUCKSBAUM
                                                 ------------------------------
                                              Name: John Bucksbaum
                                                   ----------------------------
                                              Title: Chief Executive Officer
                                                    ---------------------------

                                          By: GGP LIMITED PARTNERSHIP,
                                              a Delaware limited partnership,
                                              a member

                                              By: GENERAL GROWTH
                                                  PROPERTIES, INC.,
                                                  a Delaware corporation,
                                                  its general partner

                                                  By: /s/ JOHN BUCKSBAUM
                                                     ---------------------------
                                                  Name: John Bucksbaum
                                                       -------------------------
                                                  Title: Chief Executive Officer
                                                        ------------------------